UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         SCHEDULE 14A INFORMATION
                              _______________
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12


                             PACER TECHNOLOGY
             (Name of Registrant as Specified in its Charter)

                 PACER TECHNOLOGY SHAREHOLDER'S COMMITTEE

   (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on  table below per Exchange Act Rules 14a-6(i)(1) and 0-
     11.
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          applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of the transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
     was paid  previously.   Identify  the  previous filing by registration
     statement number, or the Form or Schedule and the date of its filing.
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                                                                  Contacts:
                                                                Thomas Long
                                                      D.F. King & Co., Inc.
                                                             (212) 269-5550
                                                                   Mark Lee
                                                           Talisman Capital
                                                             (501) 821-6800

FOR IMMEDIATE RELEASE:


                       PACER TECHNOLOGY SHAREHOLDER
                     COMMITTEE RECEIVES INSTITUTIONAL
                   SHAREHOLDER SERVICES' RECOMMENDATION


     Little Rock, AR, November 11, 1999. In a report dated November 10, 1999 Institutional Shareholder Services (ISS) recommended that its clients vote their proxies "FOR" the Pacer Technology Shareholder's Committee's slate of directors for election to the Board of Directors of Pacer Technology (symbol: PTCH). Pacer Technology shareholders will vote on this issue at its annual meeting of shareholders currently scheduled to be held on November 16, 1999.

     Institutional Shareholder Services, based in Rockville, Maryland, is a longstanding advisor on proxy contests, corporate governance and related issues to many major institutional shareholders. Its recommendation was made after extensive research and interviews of representatives of both the Company and the Committee.

     ISS's recommendation stated: we "believe that the risks associated with electing the dissident slate are outweighed by the potential costs with maintaining the status quo... the Company has shown a brazen and stunning disregard for shareholder interests in negotiations to sell the Company." It further states "we have lost confidence in the current chairman and management nominees."

     Geoffrey Tirman, President of Talisman Capital Inc. commented: "We are gratified that ISS, a nationally known proxy advisory firm, has recommended our slate in support of our efforts to replace the current Board of Directors with Members who hold the interests of all shareholders first and foremost."

     The Committee advises all Pacer shareholders to vote the GREEN Proxy Card and to sign it and fax it to ADP Proxy Services at 1-516-254-7622. Shareholders with questions should contact Tom Long at D.F. King, 1-800-207-2872.

CERTAIN INFORMATION CONCERNING PARTICIPANTS AND NOMINEES:

The following is a list of the names and stockholdings of the persons and entities who may be deemed to be "participants" in the Committee's solicitation with respect to Pacer's annual meeting: D. Jonathan Merriman, the managing director and head of the Equity Capital Markets Group of a San Francisco, California-based investment banking firm, a current director of Pacer, and a nominee of the Committee (150,000 shares); Geoffrey Tirman, a current director of Pacer, a nominee of the Committee, and the President of Talisman Capital Opportunity Fund, Ltd. (10,000 shares); James T. Munn, a nominee of the Committee and the former President and Chief Executive Officer of Pacer (578,752 shares); Howard J. Bloom, a private investor, a nominee of the Committee, and a former Vice President of Pacer (192,834 shares); Roberto J. Cavazos, Jr., a private investor and the former Chief Financial Officer of Pacer (66,822 shares); The Miller Family Partnership, a Florida partnership organized to hold investments for the Miller family (589,752 shares); Mac Van Horn, chairman of a private investment corporation (85,000 shares); and Talisman Capital Opportunity Fund, Ltd., whose principal business is investment in the securities of private and public companies (1,250,000 shares). Collectively, the participants in the Committee hold 2,923,160 shares, or approximately 17.4%, of the outstanding Pacer common stock. The other two nominees of the Committee, Allen D. Barnes, the President and Chief Executive Officer of PAC ONE, Inc., a flexible packaging manufacturer, and Claude M. Ballard, a shareholder and senior consultant with Goldman, Sachs & Company, do not hold shares of Pacer stock.